Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Cibus, Inc.
(Exact name of registrant as specified in its charter)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Other	652,768 (2)	$1.30 (3)	$848,598.40	$138.10 per $1,000,000	$117.19
Total Offering Amounts							$117.19
Total Fee Offsets							—
Net Fee Due							$117.19
(1) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also include any additional shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Cibus, Inc. (the “Registrant”) that may become issuable by reason of stock dividends, stock splits, recapitalization or similar transactions.
(2) Represents the shares of Class A Common Stock available for issuance under the Cibus, Inc. 2025 Employee Stock Purchase Plan being registered pursuant to this Registration Statement.
(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Class A Common Stock as reported by the Nasdaq Stock Market LLC on June 15, 2026.